EXHIBIT 10.4

                                OPTION AGREEMENT

      This Option Agreement ("Agreement") is made this August 11th of 2003 by and between Composite Technology Corp ("the Company") and Dominic JGG Majendie, ("Majendie"), Dunston House, Dunston's Corner, Ipswich, Suffolk, IP6 9QD, UK.

      WHEREAS, under that certain employment agreement ("Employment Agreement") between the parties, the Company has granted to Majendie an option to purchase one million (1,000,000) shares of the Company's common stock, subject to the terms and conditions of this Agreement.

      NOW, THEREFORE, the parties agree as follows:

1.    Option

      The Company grants to Majendie the right to purchase ("Option") an aggregate of one million (1,000,000) shares of the Company's common stock ("Shares") at the price set forth in Section 4 below. The vested portion of the Option may be exercised at any time, whether in a single transaction or in multiple transactions, and in the amounts and at the times determined by Majendie.

2.    Vesting

      Subject to Sections 3 and 7 below, the Option shall vest at the rate of 85,000 shares under the option per quarter, effective as of August 31st, 2003 during the period beginning on October 1, 2003.

      The vested portion of the Option shall be nonforfitable, and shall not be affected by the termination of the Employment Agreement, the death or disability of Majendie, or for any other reason. Notwithstanding the foregoing, if the entire portion of this Option has not been exercised as of December 31, 2011, the unexercised portion shall lapse and shall be of no force or effect.

3.    Effect of Termination of Employment Agreement

      If Majendie voluntarily terminates the Employment Agreement without cause, or if the Company terminates the Employment Agreement due to Majendie's breach, then as of the effective date of such termination the unvested portion of the Option shall terminate and shall be of no force or effect. This paragraph shall not apply to any voluntary termination by Majendie as a result of a Change in Control specified in Section 7 below.


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      If the Company voluntarily terminates the Employment Agreement without cause, or if Majendie terminates the Employment Agreement due to the Company's breach, or if the Employment Agreement is terminated due to death or disability of Majendie, then as of the effective date of such termination the unvested portion of the Option shall be immediately and fully vested.

      The termination of Employment Agreement shall not affect Majendie's right to exercise the vested portion of the Option at any time prior to December 31, 2011.

4.    Purchase Price

      The purchase price for each Share subject to the Option (including any additional Shares granted to Majendie under Section 7 below) shall be $0.53.

5.    Manner of Exercise

      If at any time Majendie elects to exercise all or any part of the vested portion of the Option, it shall so notify Company in writing. Such written notice shall specify the number of Shares to be purchased, and shall be accompanied by cash or a check equal to the full purchase price for all Shares purchased. "Full purchase price" means the per-share price in Section 4 multiplied by the number of Shares purchased.

6.    Issuance of Certificates

      As soon as practicable after the exercise of any portion of the Option, the Company shall deliver to Majendie a certificate evidencing the Shares so purchased. Upon such delivery Majendie shall have all rights, powers, and interests of a shareholder of the Company with respect to the Shares so acquired.

7.    Change in Control

      Notwithstanding Section 2 above, in the event of a Change in Control of the Company the unvested portion of the Option shall be fully and immediately vested as of the earlier of (i) the date any proposed Change in Control has been approved by the Company's board of directors, whether or not all of the terms of such transaction have been determined, (ii) the date Change in Control has actually occurred, or (iii) the occurrence of an event specified in subsection
(c) below.

      As used herein, "Change in Control" shall mean any of the following:

            (a) The sale or transfer of more than fifty percent (50%) of the assets of the Company, whether in a single transaction or a series of transactions.

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            (b) The sale or transfer to any person or Common Group, or acquisition by any person or Common Group, of twenty percent (20%) or more of the outstanding common stock of the Company, whether in a single transaction or a series of transactions. "Common Group" means five or fewer persons. This subsection shall not apply to common stock acquired by C. William Arrington or Benton Wilcoxon.

            (c) The death, disability, retirement, or other termination of employment of Benton Wilcoxon.

8.    Antidilution

      If at any time before all Shares subject to the Option have been delivered to Majendie the Company issues additional Shares, establishes a new class of securities, or undertakes any other capital adjustment or reorganization, the Company shall adjust the amount of the remaining Shares such that the value of the remaining Shares immediately after such capital adjustment or reorganization is equal to the value of the remaining Shares immediately before such capital adjustment or reorganization. As used herein, "remaining Shares" means (i) the unexercised portion of the Option, whether vested or nonvested; and (ii) Shares which have been exercised but which have not yet been delivered to Majendie.

9.    Nonalienation.

      Neither of the Option nor any rights thereunder may be transferred, assigned, pledged or hypothocated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

10.   Entire Agreement

      This Agreement represents the entire agreement of the parties with respect to the subject matter hereof, and supercedes any prior or contemporaneous written or oral agreement with respect thereto.

11.   Choice of Law

      This Agreement shall be governed by the laws of the State of California.

12.   Amendment

      This Agreement may be amended only by a writing executed by the parties hereto.

13.   Attorney's Fees

      In the event either party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover its legal expenses, including, without limitation, reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party shall be entitled.

      In WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.


Composite Technology Corporation

By: /s/ Benton H Wilcoxon
      -----------------------------------
      Benton H Wilcoxon, Chairman and CEO


By: /s/ Dominic JGG Majendie
      -----------------------------------
      Dominic JGG Majendie.